Exhibit 1

Joint Filing Agreement

By this Agreement, the undersigned agree that this Statement on Schedule 13G being filed on or about this date, and any subsequent amendments thereto filed by any of us, with respect to the securities of  Market  Vectors  Israel  ETF is being filed on behalf of each of us.

May 24, 2016

Psagot Investment House Ltd. /s/ Shlomo Pasha ——————————— By: Shlomo Pasha* Title: Senior Deputy C.E.O. C.F.O. /s/ Lilach Geva Harel ——————————— By: Lilach Geva Harel* Title: Deputy C.E.O

May 24, 2016
Psagot Securities Ltd. /s/ Barak Soreni ——————————— By: Barak Soreni* Title: Chief Executive Officer /s/ Elad Sadi ——————————— By: Elad Sadi* Title: Manager of Operations

* Signature duly authorized by resolution of the Board of Directors.